EXHIBIT 99.2

FTI Consulting, Inc.

500 East Pratt Street

Suite 1400

Baltimore, Maryland 21202

(410)	951-9800

FOR FURTHER INFORMATION:

AT FTI CONSULTING:	AT THE ABERNATHY MACGREGOR GROUP:
Jack Dunn, President & CEO	Winnie Lerner/Jessica Liddell
(410) 224-1483	(212) 371-5999

FOR IMMEDIATE RELEASE

JOHN MACCOLL, FORMER VICE CHAIRMAN AND GENERAL COUNSEL OF ST. PAUL

TRAVELERS JOINS FTI CONSULTING

BALTIMORE, MD, January 11, 2006—FTI Consulting, Inc. (NYSE: FCN), a premier provider of problem-solving consulting and technology services to major corporations, financial institutions and law firms, today announced that John MacColl, former vice chairman and general counsel of St. Paul Travelers, has been named executive vice president and chief risk officer of FTI, effective January 9, 2006. Mr. MacColl’s primary responsibility will be the oversight of all the Company’s risk management activities. He assumes this position as Barry Kaufman becomes the leader of FTI’s technology consulting segment, which was announced today by FTI in a separate release.

In addition to his executive roles with St. Paul Travelers, and its predecessor company, St. Paul Companies, he served on the St. Paul board of directors from May 2002 to April 2004. Prior to The St. Paul, Mr. MacColl was a member of senior executive management at USF&G Corporation, performing in a similar role. Before joining USF&G, he was a partner in the law firm of Piper & Marbury specializing in securities and commercial litigation.

Commenting on his appointment, Jack Dunn, FTI’s president and chief executive officer, said, “John brings to FTI an impressive 30 year career at the highest levels of corporate and legal America. As we continue to embrace future growth opportunities and strive to achieve our goal of being a highly profitable, billion dollar company by the end of 2009, no one is better qualified than John to help us identify, assess and overcome any issues that may lie ahead.”

-more-

Mr. Dunn continued, “Specifically, his experience dealing with top flight professionals in people businesses and performing complex engagements in the areas of litigation, finance and risk mitigation will be invaluable. His forte in helping build an institution that, in turn, helps its people to better serve their clients, better achieve their career goals and better reward them for their efforts is ideally suited to enhancing FTI’s already strong commitment to quality assurance and attention to risk management. We are delighted to welcome him to our team.”

About FTI Consulting

FTI is a premier provider of problem-solving consulting and technology services to major corporations, financial institutions and law firms when confronting critical issues that shape their future and the future of their clients, such as financial and operational improvement, major litigation, mergers and acquisitions and regulatory issues. Strategically located in 24 of the major US cities, London and Melbourne, FTI’s total workforce of more than 1,300 employees includes numerous PhDs, MBAs, CPAs, CIRAs and CFEs, who are committed to delivering the highest level of service to clients.

This press release includes “forward-looking” statements that involve uncertainties and risks. There can be no assurance that actual results will not differ from the company’s expectations. The company has experienced fluctuating revenues, operating income and cash flow in some prior periods and expects this may occur from time to time in the future. As a result of these possible fluctuations, the company’s actual results may differ from our projections. Further, preliminary results are subject to normal year-end adjustments. Other factors that could cause such differences include pace and timing of additional acquisitions, the company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described in the company’s filings with the Securities and Exchange Commission. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

###

2